SCHEDULE A

(as of April 30, 2021)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Active U.S. Real Estate ETF	0.35	06/20/08	11/19/08	11/19/08	04/30/22
Invesco Balanced Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/22
Invesco Conservative Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/22
Invesco Corporate Bond Factor ETF	0.22	12/12/19	[ ]	[ ]	04/30/22
Invesco Focused Discovery Growth ETF	0.59%	12/15/20	12/16/20	12/18/20	04/30/22
Invesco Growth Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/22
Invesco High Yield Bond Factor ETF	0.39	12/12/19	11/24/2020	12/02/2020	04/30/22
Invesco Intermediate Bond Factor ETF	0.27	12/12/19	[ ]	[ ]	04/30/22
Invesco Moderately Conservative Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/22
Invesco Multi-Sector Bond Income Factor ETF	0.39	12/12/19	[ ]	[ ]	04/30/22
Invesco Real Assets ESG ETF	0.59%	12/15/20	12/16/20	12/18/20	04/30/22

Invesco S&P 500® Downside Hedged ETF	0.39	09/13/12	12/05/12	12/06/12	04/30/22
Invesco Select Growth ETF	0.48%	12/15/20	12/16/20	12/18/20	04/30/22
Invesco Short-Term Bond Factor ETF	0.27	12/12/19	[ ]	[ ]	04/30/22
Invesco Total Return Bond ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/22
Invesco US Large Cap Core ESG ETF	0.48%	12/15/20	12/16/20	12/18/20	04/30/22
Invesco Variable Rate Investment Grade ETF	0.30	12/17/15	9/20/16	9/21/16	04/30/22

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/s/ Anna Palia
Name:	Anna Paglia
Title:	President and Principal Executive Officer

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Anna Paglia
Name:	Anna Paglia
Title:	Managing Director and Chief Executive Officer